EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Welltower Inc. 2022 Long Term Incentive Plan and the Welltower Inc. 2022 Employee Stock Purchase Plan of our reports dated February 16, 2022, with respect to the consolidated financial statements and schedules of Welltower Inc., and the effectiveness of internal control over financial reporting of Welltower Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toledo, Ohio

April 1, 2022